Exhibit 10.1

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This AMENDMENT TO A CERTAIN SECURITIES PURCHASE AGREEMENT DATED SEPTEMBER 10, 2009 (this “Amendment”) is made and entered into as of December 23, 2009, (the "Effective Date") by and between Global Energy, Inc., a Nevada corporation having an address for the purposes of this Amendment at Moshe Aviv Tower, 46th floor, 7 Jabotinski Street, Ramat Gan 52520, (the “Company”), and Yuval Ganot (by himself or a legal entity fully owned by him), having an address at 35 Shaul Hamelech, Tel-Aviv (the “Investor”).

A.	WHEREAS, the parties executed a Securities Purchase Agreement dated September 10, 2009 (the "Agreement"); and

B.	WHEREAS, the parties executed an Addendum to the Agreement, dated October 8th, 2009, postponing the Closing Date to October 25th, 2009 (the “New Closing Date”); and

C.	WHEREAS, the parties further decided to postpone the New Closing Date, and to set the Closing Date as set forth in this Amendment; and

D.	WHEREAS, the Parties wish to further amend the Agreement, as detailed below;

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto, hereby agree as follows:

1.	DEFINITIONS

All capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

2.	THE INVESTOR

2.1
According to Section 9.2 of the Agreement, the Investor hereby notifies to the Company that the Investor's identity is Noam Elimelech Ltd., an Israeli company no. 514040187 (“Noam Elimelech”). Noam Elimelech is fully owned by Yuval Ganot.

2.2
The Investor further represents to the Company that all corporate and other proceedings required to be undertaken by the Investor (including Noam Elimelech) in connection with the transactions contemplated by the Agreement have occurred and all documents and instruments incident to such proceedings have been properly prepared and executed by the Investor (including Noam Elimelech).

2.3	The parties hereby agree that the term Investor, as mentioned in the Agreement and in this Amendment, shall mean Noam Elimelech.

3.	THE CLOSING

3.1
The parties hereby declare that until the date hereof the terms of Section 6.7 of the Agreement (“KDV Demo”) did not occur, and the Company is yet to reach an agreement with its material creditors. However, the parties wish to proceed with Closing of the Agreement, subject to the below.

3.2	The Closing Date shall be the Effective Date as defined above. On the Closing Date the following shall occur:

(a)	The Investor shall transfer to the Company's account the second instalment of $60,000.

(b)
The Escrow Agent shall release, by giving an appropriate instructions to the First International Bank of Israel, the first instalment of $60,000 deposited in the Escrow Account to the Company. The parties shall prepare and execute, two business days in advance of the Closing Date, an irrevocable written notice to the Escrow Agent, instructing him to release the first instalment to the Company and the Shares to the Investor (as specified in section 3.2(c) below), which shall be delivered to the Escrow Agent on the Closing Date.

(c)	The Escrow Agent shall release 10,800,000 Shares to the Investor.

(d)
The Conditions to Closing on part of the Investor and the Company, as provided in Sections 8 and 9 of the Agreement, respectively, shall be fulfilled on the part of the Investor and the Company, respectively.

(e)	The parties will perform all other actions and deliver all such documents, as agreed in the Agreement.

4.	SUBSEQUENT CLOSINGS AND TERMINATION BY THE INVESTOR

4.1
Until the fulfilment of the conditions set forth in this Section 4.1 (the "Conditions"), the Investor shall have the right to terminate the Agreement with written notice to the Company, and neither party shall have any claim, demand or suit, of any kind, against the other in respect of such termination:

(a)
Demonstration to the Investor of the KDV Demo, in compliance with the terms set forth in Section 6.7 of the Agreement (except that the 60 days period indicated in Section 6.7 of the Agreement shall not apply); and

(b)	The Company has reached an agreement with its material creditors, in respect of the Company's debt to them, which agreement is acceptable to the Investor.

4.2
On each Subsequent Closing, the Investor shall pay the applicable portion of the Purchase Price ($60,000) directly to the Company (pursuant to the details of the Company's account specified in Section 2.3 of the Agreement), and the Escrow Agent shall transfer to the Investor 5,400,000 shares, as contemplated by Section 2 of the Agreement. The parties agree that Section 2.3 of the Agreement (except for the details of the Escrow Account and the Company's bank account) are no longer applicable to the payments of the Purchase Price by the Investor.

4.3	If the Investor terminates the Agreement in accordance with this Section 4, the following shall apply:

(a)	The Investor shall continue to hold all the Shares already transferred to Investor from the Escrow Agent, and for which the Purchase Price was fully paid and delivered to the Company.

(b)
The Escrow Agent shall transfer to the Investor 600,000 Shares for each portion of the Purchase Price ($60,000) paid by the Investor and delivered to the Company under the Agreement by the date of termination (for purposes of illustration only, if the Agreement is terminated under this Section 4, and by the date of termination the Investor have paid and the Company received $240,000, then the Escrow Agent shall transfer to the Investor, at no additional cost, 2,400,000 Shares). To avoid any doubt, for the purposes of this Section, the first payment delivered to the Escrow Agent, will be considered as a payment delivered to the Company and received by it.

(c)	The remaining Shares held by the Escrow Agent shall be released to the Company.

5.	ORDERS TO ESCROW AGENT

The parties' signature on this Amendment shall constitute the parties' written instructions to the Escrow Agent to act in accordance with the said instructions.

6.	MISCELLANEOUS

The Company will reimburse the Investor for all legal fees borne by the Investor in connection with the investment contemplated by the Agreement.

IN WITNESS WHEREOF, the undersigned Investor and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first above written

GLOBAL ENERY INC

By: /s/ Asi Shalgi

Name: Asi Shalgi

Title: CEO

INVESTOR: NOAM ELIMELECH LTD.
By: /s/ Yuval Ganot
Name: Yuval Ganot
Title: CEO
I, Yuval Ganot, hereby approve the aforementioned in Section 9.2. /s/ Yuval Ganot Yuval Ganot Date: December __, 2009